    As filed with the Securities and Exchange Commission on August __, 2002
                                                      Registration No. 333-87208


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2
                                      UNDER
                           THE SECURITIES ACT OF 1933



                          iNLiTE COMPUTERS INCORPORATED
                 (Name of Small Business Issuer in its charter)

                                                            98-0371107
         DELAWARE                      5045            ______________________
      (State or Other           (Primary Standard        (I.R.S. Employer
      Jurisdiction of               Industrial          Identification No.)
     Incorporation or          Classification Code
       Organization)                 Number)

                   UNIT 17, THE ARENA, RALEIGH COURT, CRAWLEY
                       WEST SUSSEX RH102PD UNITED KINGDOM
                               011 44 1293 526 060

              (Address and telephone number of principal executive
                    offices and principal place of business)

                                  KEVIN O'BRIEN
                                    PRESIDENT
                          iNLiTE COMPUTERS INCORPORATED
                   UNIT 17, THE ARENA, RALEIGH COURT, CRAWLEY
                       WEST SUSSEX RH102PD, UNITED KINGDOM
                               011 44 1293 526 060
            (Name, address and telephone number of agent for service)

                                    COPY TO:
                              PAUL J. POLLOCK, ESQ.
                                PIPER RUDNICK LLP
                           1251 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10020
                                 (212) 835-6000
                             FAX NO.: (212) 835-6001

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X] ___________

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ] ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ___________

                         CALCULATION OF REGISTRATION FEE

  Title of Each Class of                   Amount        Proposed          Proposed        Amount of
     Securities to be                      to be         Maximum           Maximum       Registration
        Registered                       Registered   Offering Price      Aggregate        Fee (1)
                                                        Per Share       Offering Price
Common Stock, par value $.001 per share   2,500,000       $0.31             $775,000        $72.00


(1) The registration fee has been calculated pursuant to Rule 457(c) under the securities act as follows: 2,500,000 multiplied by $.3125, which is the average of the most recent sales prices (rounded to the nearest cent) for shares of our common stock issued in private offerings.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                                iNLiTE COMPUTERS
                                  INCORPORATED
                           2,500,000 SHARES OF COMMON
                                      STOCK


      This prospectus relates to the sale of up to an aggregate of 2,500,000 shares of our common stock which may be offered for sale from time to time by the selling stockholders listed on page 27.

      There is currently no public market for our common stock.

      WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN INLITE AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.


                                    PER SHARE    TOTAL
      PUBLIC OFFERING PRICE:          $0.31     $775,000

      THE SELLING SHAREHOLDERS WILL SELL AT A PRICE OF $0.31 PER SHARE UNTIL OUR SHARES ARE QUOTED ON THE OTC BULLETIN BOARD AND THEREAFTER AT PREVAILING MARKET PRICES OR PRIVATELY NEGOTIATED PRICES.


                              SUBJECT TO COMPLETION


         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                THE DATE OF THIS PROSPECTUS IS AUGUST __, 2002.

                                TABLE OF CONTENTS

                                                                            PAGE


   PROSPECTUS SUMMARY........................................................1

   RISK FACTORS..............................................................4

   FORWARD-LOOKING STATEMENTS................................................8

   USE OF PROCEEDS...........................................................8

   MARKET FOR COMMON EQUITY AND
   DIVIDEND POLICY...........................................................8

   CAPITALIZATION SCHEDULE...................................................9

   MANAGEMENT'S DISCUSSION AND
   ANALYSIS.................................................................10

   DESCRIPTION OF BUSINESS..................................................14

   MANAGEMENT...............................................................21

   EXECUTIVE COMPENSATION...................................................22

   DISCLOSURE OF COMMISSION
   POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES...........................................22

   CERTAIN RELATIONSHIPS AND
   RELATED TRANSACTIONS.....................................................23

   SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND
   MANAGEMENT...............................................................24

   DESCRIPTION OF SECURITIES................................................25

   SHARES ELIGIBLE FOR FUTURE SALE..........................................26

   SELLING STOCKHOLDERS.....................................................26

   PLAN OF DISTRIBUTION.....................................................27

   LEGAL MATTERS............................................................28

   EXPERTS..................................................................28

   WHERE YOU CAN GET MORE
   INFORMATION..............................................................28



      UNTIL _________, 2002 (90 DAYS FOLLOWING THE EFFECTIVE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


      You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

iNLiTE COMPUTERS, INCORPORATED

         We are a single-source provider of information technology ("IT") products, services and support to blue chip and mid-sized companies, colleges, universities and primary schools, located in the United Kingdom. We are authorized to resell IT products of industry-leading manufacturers, including Toshiba, Hewlett-Packard, Compaq, Fujitsu and Intel, including personal computers, servers, networking equipment and applications software. We also provide related IT services including network consulting, workstation support and temporary IT staffing services.

      We have successfully developed our own range of computer hardware and related products, which are marketed under the iNLiTE name. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. iNLiTE products are now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.

      Our primary business objective is to become a leading single-source provider of high-quality IT products, services and support in our target markets. To this end, we intend: (i) to leverage our complementary businesses by combining the expertise of our technical personnel with our strong product procurement capabilities; (ii) develop and expand our iNLiTE name product offerings; (iii) expand our anti-virus product offerings; and (iv) to broaden our IT service offerings in order to provide additional sales opportunities with new and existing clients.

      We believe that we compete with our competitors by providing a single-source solution for our customers' IT products and services needs and by providing a wide range of high-quality services to the management information systems departments and end-users of our corporate and educational clients. We also believe that we distinguish ourselves from our competition on the basis of technical expertise, competitive pricing, vendor alliances, direct sales strategy and customer service orientation.

CORPORATE BACKGROUND

      Our operating subsidiary, Copy Data Limited, was organized in 1995 under the laws of England and Wales. Effective January 8, 2002, we changed the name of our operating subsidiary to iNLiTE Computers Limited. Our principal executive offices are located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom. Our telephone number is (011) 44 1293 526 060 and our facsimile number is (011) 44 1293 528 222.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares.

RISK FACTORS

      An investment in the securities involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" beginning on page 4, as well as other information provided in this prospectus.

                                  THE OFFERING

Shares offered by the selling stockholders...   2,500,000 shares of common
                                                stock.

Shares outstanding prior to offering            9,000,000

Shares to be outstanding following offering     9,000,000

Offering Price                                  $0.31.  The selling
                                                shareholders will sell at a
                                                price of $0.31 per share until
                                                our shares are quoted on the OTC
                                                Bulletin Board and thereafter at
                                                prevailing market prices or
                                                privately negotiated prices.

Dividend policy..............................   We intend to retain any
                                                earnings to finance the
                                                development and growth of our
                                                business.  Accordingly, we do
                                                not anticipate that we will
                                                declare any cash dividends on
                                                our common stock for the
                                                foreseeable future.  See
                                                "Market For Common Equity and
                                                Dividend Policy" on page 9.

                          SUMMARY FINANCIAL INFORMATION

      The following summary financial information is taken from our Financial Statements included elsewhere in this prospectus and should be read along with the Financial Statements and the related Notes.


INCOME STATEMENT DATA:

                                             Years Ended February 28,

                                             2002                2001
                                          ----------          ----------
Net Sales...............................  $7,269,536          $7,170,906

Operating Expenses......................   1,011,571             702,340

Interest Expense........................      72,118              67,120

Net Loss................................    (336,387)            (88,849)

Net Loss per Share of Common Stock......  $    (0.04)         $    (0.01)

Average Number of Shares................   7,919,977           6,551,500


BALANCE SHEET DATA:

                                                February 28, 2002

                                            Actual            As Adjusted
                                          ----------          -----------
Total Assets............................  $1,385,840          $1,285,617

Cash....................................       1,237               1,237

Total Liabilities.......................   1,287,546           1,357,323

Working Capital (Deficiency)............     (82,464)           (252,464)

Stockholders' Equity (Deficit)..........      98,294             (71,706)

                                  RISK FACTORS

         The securities we are offering involve a high degree of risk, including, the risks described below. You should carefully consider the following risk factors that affect our business and this offering before investing in the securities.


ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         Our operating subsidiary is a United Kingdom company, our officers and directors are residents of various jurisdictions outside the United States and its United Kingdom counsel, Fox Hayes Solicitors, is a resident of United Kingdom. All or a substantial portion of the assets of our business and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act.



OUR HISTORY OF OPERATING LOSSES


         We incurred net losses of $336,387 for the year ended February 28, 2002, and $88,849 for the year ended February 28, 2001, resulting in an accumulated deficit of $464,244 at February 28, 2002. Although we have improved our margins and reduced costs we may incur a small net loss through our fiscal year ending February 28, 2003 because of poor market conditions resulting in lower than anticipated sales in the first quarter.



WE WILL NEED ADDITIONAL FINANCING IN ORDER TO FULLY IMPLEMENT OUR BUSINESS PLAN


         In 2001, we raised $250,000 in equity and received capital contributions totalling $250,000 from our President, Kevin O'Brien which has been used to operate our business. In our current year plan we require an additional $600,000 to finance additional working capital (accounts receivable and inventory). If we do not obtain this additional financing we may not be able to return to profitability within our planned timescale.



THERE IS NO MARKET FOR OUR COMMON STOCK

         There is no trading market for our common stock although we intend to seek a market maker to sponsor an application to have our shares quoted on the OTC Bulletin Board. If we are not successful in having our shares included on the OTC Bulletin Board, our shares will not be readily marketable. Even if we are successful in our application, there can be no assurance that an active trading market will develop. If no market develops, it may be difficult or impossible for you to resell your shares if you should desire to do so.

WE FACE COMPETITION FROM ESTABLISHED COMPETITORS


         Our primary competitors have significantly greater financial, technical and marketing resources, and/or greater name recognition, including CCD, Compel, Elcom in the corporate market and, RM, Viglen and Elonex in the education market. Some of our competitors have longer operating histories and greater overall resources than we do. As a result, our competitors may be able to adapt more quickly to changes in customer needs, offer products and services at lower prices than iNLiTE, devote greater resources than iNLiTE to development and sale of IT products and IT services, thereby reducing our market share and profitability. These companies also have significantly more established customer support and professional services organizations than we do.







BECAUSE WE HAVE NON-EXCLUSIVE RELATIONSHIPS WITH OUR HARDWARE AND COMPONENT SUPPLIERS, OUR COMPETITORS MAY BE ABLE TO OBTAIN ARRANGEMENTS SIMILAR TO OURS


         Our existing relationships with the companies that supply a significant portion of our hardware and components are non-exclusive. If our competitors are able to obtain similar or more competitive arrangements with our suppliers, our business and growth prospects could suffer.



WE RELY ON CONTINUED AUTHORIZATION TO RESELL AND PROVIDE MANUFACTURER AUTHORIZED SERVICES

         Our future success in both sales of brand name products and related service offerings depends on maintaining our status as an approved reseller of such brand name products and our continued authorization as a service provider with respect to those products. We maintain sales and service authorizations for the brand name products of industry leading manufacturers including Compaq and Hewlett-Packard. Without such sales and service authorizations, we would be unable to provide the range of products and services we currently offer. The sale of Hewlett-Packard and Compaq products accounted for 12% of our total revenue for the year ended February 28, 2001. There can be no assurance that the manufacturers and distributors of the products we resell will continue to authorize us to resell and service those products. The loss of one or more such authorizations could have a material adverse effect on our business and results of operations.



OUR INABILITY TO PROVIDE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE OF OUR DEPENDENCE ON HARDWARE AND COMPONENTS FROM KEY SOLE SUPPLIERS COULD RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS


         The hardware, components and equipment used in our products are obtained from sole sources of supply. If our sole source suppliers or we fail to obtain components in sufficient quantities when required, delivery of our products could be delayed resulting in decreased revenues.


WE DEPEND ON THIRD PARTY MANUFACTURERS

         All of the computer hardware and system components for our private label products are provided by our suppliers. The efficient operation of our business will depend, in large part, on our ability to have our suppliers continue to manufacture our system components in a timely, cost-effective manner and in sufficient volumes while maintaining consistent quality. Any manufacturing disruption could impair our ability to fulfill orders and cause us to lose customers.


WE OPERATE OUR BUSINESS ON THE BASIS OF PURCHASE ORDERS


         We buy our equipment and primarily sell our products and services on the basis of purchase orders. Many of our customers initially make a limited purchase of our products and services for pilot programs. Although the sale of the equipment and services for the pilot programs are final with no right of return, these customers are under no obligation to purchase additional products or services from us. As a result, our suppliers and customers do not have any obligation to continue doing business with us and could stop doing business with us at any time.



WE DEPEND UPON THIRD-PARTY DISTRIBUTION RELATIONSHIPS

         We are not a distributor of the computer hardware and related products we resell and use in our products. We rely on the distribution arrangements of our suppliers with the manufacturers of the hardware, components and software we resell and use in our products. Our suppliers may not be able to increase their number of distribution relationships in the future, maintain existing relationships or obtain rights to new product offerings. Currently, our suppliers act as distributors of computer hardware and related products for various vendors, including:

-    Compaq
-    Hewlett Packard
-    Toshiba
-    Fujitsu
-    Intel
-    QDI
-    Kingston

Although we have been able to forge excellent relationships with a small number of distributors, because of our limited resources, we are not always able to open new credit accounts. If one of our suppliers is unable to supply or unwilling to increase our accounts payable, our ability to supply our customers may be impaired and have a negative impact on our results.


WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS


         We need to generate repeat and expanded business from our current customers. Many of our customers initially make a limited purchase of our products and services for pilot programs. These customers may not choose to purchase additional products or services from us. Because the total amount of revenue we receive in any period depends in large part on the products we previously sold, any downturn in our sale of products would negatively impact our future revenues.



WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR OVER A THIRD OF OUR REVENUES



         We have over 300 active customers but depend upon a small number of them for the majority of our revenue. In the year ended February 28, 2002, Gehis Ltd accounted for 18% of total revenue and our top 8 customers for 48% of revenue. The loss of one or more of these significant accounts could materially affect our results of operations.






OUR NEW PRODUCT AND SERVICE OFFERINGS MAY NOT BE SUCCESSFUL

         During 1997, we begin offering new products and services including the iNLite computer products and network management services. These products and services remain in an early stage of marketing and customer acceptance. Because we have limited experience in the development, marketing, implementation and deployment of the new product and service offerings, we cannot be certain we will successfully market and provide these new offerings in a timely and profitable manner.


DEPENDENCE UPON CURRENT KEY PERSONNEL FOR OUR SUCCESS

         If any officers or the following key personnel cease employment with us before we find qualified replacements, it might have a significant negative impact on our operations and overall business. Our success is dependent upon the personal efforts and abilities of our executive officers, including Richard Hands, Chief Financial Officer and Kevin O'Brien, President.


WE ARE SUBJECT TO RISK FROM EXCHANGE RATE FLUCTUATIONS.

         Our transactions with suppliers and customers are effected in pounds sterling, iNLiTE's functional currency. Our financial statements, included herein, are reported in U.S. dollars. As a result, fluctuations in the U.S. dollars to pounds sterling exchange rate may effect the reported financial results of iNLiTE from one period to the next. iNLiTE does not actively manage its exposure to such effects.


"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR COMMON STOCK.

         The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

         For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell our common stock in the secondary market.


                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Description of Business" are forward-looking. We generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual future performance could differ significantly from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ significantly from our expectations include matters not yet known to us or not currently considered significant by us. Actual results may differ significantly from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."


                                 USE OF PROCEEDS

         The common stock is being sold by the selling stockholders for their own account and we will not receive any of the proceeds of this offering.

         Expenses we are expected to incur in connection with this registration are estimated at approximately $170,000. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.

                  MARKET FOR COMMON EQUITY AND DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

         There is currently no public market for our common stock.

                             CAPITALIZATION SCHEDULE

The following table details the capitalization of iNLiTE as of February 28, 2002:


                                                             Actual         As Adjusted
                                                           ---------         ---------
Short-term debt                                            $ 628,186         $ 628,186
                                                           ---------         ---------

Long-term debt                                                 5,038             5,038

Stockholders' equity:

Preferred stock; $.001 par value; 1,000,000 shares
     authorized; zero shares issued and outstanding               --                --

Common stock; $.001 par value; 50,000,000 shares
     authorized; 9,000,000 shares issued and
     outstanding                                               9,000             9,000

Additional paid-in capital                                   553,552           383,552

Accumulated deficit                                         (464,244)         (464,244)

Accumulated other comprehensive loss                             (14)              (14)
                                                           ---------         ---------
Total stockholders' equity                                    98,294           (71,706)
                                                           ---------         ---------
     Total capitalization                                  $ 103,332         $ (66,668)
                                                           =========         =========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of INLITE's results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

         Background and Overview


         We are a single-source provider of IT products, services and support to blue-chip and mid-sized companies, colleges, universities and primary schools located in the United Kingdom. We were formed in 1995 as an authorized reseller of computer hardware and software products, and since 1997 we also have been developing our private label line of computer hardware and offering related IT services. To date, most of our net sales have been derived from the resale of brand name IT products however we have been increasing our emphasis upon the sale of iNLiTE products.



         We have arrangements with a variety of IT product aggregators including Northamber plc, Ideal Hardware and Hugh Symons IT through which we acquire most of our products and components for resale. These arrangements give us access to an extensive range and number of products. In general, we order IT products, including personal computers, servers, networking equipment, and applications software from such suppliers on an as-needed basis, thereby reducing our need to carry large inventories. For the year ended February 28, 2002, we acquired approximately 43% of our products for resale from Northamber plc, Ideal
Hardware and Hugh Symons IT.



         In general, there are no ongoing written commitments by customers to purchase products from us and all product sales are made on a purchase order basis. Furthermore, as the market for brand name IT products has matured, price competition has intensified and is likely to continue to intensify.



         In addition to the sale of hardware and software we offer network consulting (including systems integration), workstation support, training and temporary IT staffing services. Our network consulting, workstation support and installation services are billed on a time and materials basis. Our training and IT staffing services are fee-based on a per-day basis. The most significant cost relating to the services component of our business is personnel expenses which consist of salaries, benefits and payroll-related expenses. Thus, the financial performance of our service business is based primarily upon billing margins (billable day rates less the costs to us of such service personnel on a daily basis) and utilization rates (billable day rates divided by paid days). The future success of the services component of our business will depend in large part upon our ability to maintain high utilization rates at profitable billing margins.

         Our cost of sales include primarily, in the case of product sales, the cost to us of products acquired for resale, and in the case of services and support revenue, salaries, benefits and payroll related expenses for billable technical personnel. Our selling expenses consist primarily of personnel costs, including sales commissions earned by employees involved in the sales of IT products, services and support. These personnel include direct sales, sales support and marketing personnel. Sales commissions are recorded as revenue is recognized. General and administrative expenses consist of all other operating expenses, including primarily salaries and occupancy costs for administrative, executive and finance personnel.

         We believe that our ability to provide a broad range of technical services, coupled with our strength in satisfying our clients' IT product requirements and our long-term relationships with large clients, positions us to continue to grow the services component of our business while further strengthening our product sales. As such, we anticipate that an increasing percentage of our gross profits in the future will be derived from the services and support component of our business. However, in the near term, we believe that product sales will continue to generate a significantly larger percentage of our gross profit, particularly due to our increased emphasis on marketing of our iNLiTE range of computer hardware.

  RESULTS OF OPERATIONS - YEARS ENDED FEBRUARY 28, 2002 AND 2001

         REVENUE

         Revenues are generated from sales of computer equipment, maintenance, technical and consulting services. Total revenues for the years ended February 28, 2002 and 2001 were $7,269,536 and $7,170,906, respectively, representing an increase of $98,630 or 1.4%. The increase in revenue resulted from a combination of increases in sales of the iNLiTE range of computer products and anti-virus software and a decrease in sales of branded goods. For the year ended February 28, 2002, sales of iNLiTE computer products were approximately $3,468,000 compared to $2,204,000 for the year ended February 28, 2001, an increase of $1,264,000 or 57.4%. The added revenue was generated primarily from customers in the education market, sales to whom, accounted for 49.1% of total sales for the year ended February 28, 2002 as compared to 32.5% for the year ended February 28, 2001. During the year ended February 28, 2002, we also expanded our listing of products to include anti-virus software, this accounted for approximately $773,000 or 10.6% of total revenue in fiscal 2002 as compared to none in fiscal 2001. For the year ended February 28, 2002 sales of branded goods were approximately $2,954,000 compared to $4,967,000 for the year ended February 28, 2001, a decrease of $2,013,000, or 40.5% as a result of us selling more of our own brand to the educational sector over the low margin branded sales to the corporate market. Corporate customers accounted for 50.9% of net sales in the year ended February 28, 2002 compared to 67.5% in the prior year. Service revenue for the year ended February 28, 2002 was approximately $69,000.

         COST OF GOODS SOLD

         Cost of goods sold consists primarily of the purchase of components and complete products for resale, and the payroll cost of personnel directly involved in the assembly and installation of the products. Costs of goods sold for the year ended February 28, 2002 was $6,522,234 or 89.7% of revenues, as compared to $6,487,476 or 90.5% of revenues for the year ended February 28, 2001. The percentage decrease in costs of goods sold was a direct result of our policy to improve the quality of our margins, sometimes at the expense of sales volume. We have concentrated on selling our own brand of products to the educational sector over the low margin branded sales to the corporate market. The overall margin on sales continues to improve in the period since February 28, 2002.

         OPERATING EXPENSES

         Operating expenses for the years ended February 28, 2002 and 2001 were $1,011,571 or 13.9% of sales and $702,340 or 9.8% of sales, respectively. The significant increase in operating expenses consisted of approximately $188,000 of increased selling and administrative payroll due to the recruitment of additional sales and administrative staff, approximately $45,000 of additional rent and associated costs because of the need for additional space, and approximately $38,000 of increased professional fees relating to the rental of additional premises and the resolution of a dispute with a former supplier.

LIQUIDITY AND CAPITAL RESOURCES

Our operations have been financed primarily through bank borrowings, accounts receivable factoring and private offerings of our common stock in 2001 for which we received net proceeds of $500,000.

Net cash provided by operations for the year ended February 28, 2002 was $78,065 compared to net cash used in operations of $498,119 for the year ended February 28, 2001. Net cash provided by operations for the year ended February 28, 2002 reflects a net loss of $336,387 and a decrease in accounts payable of $350,487 offset by decreases in accounts receivable and inventory of $377,970 and $238,773, respectively and an increase in accrued expenses and other current liabilities of $82,575. Net cash used in operations for the year ended February 28, 2001 reflects a net loss of $88,849 and increases in accounts receivable and inventory of $485,467 and $222,730, respectively, offset by an increase in accounts payable of $325,464.

At February 28, 2002, we have a line of credit agreement with National Westminster Bank plc of L150,000 (approximately $213,000 at February 28, 2002). Under the terms of the agreement, we pay interest at 2.25% above the base rate (6.25% at February 28, 2002) on all amounts up to L150,000 and 4.25% above the base rate (8.25% at February 28, 2002) on all permitted borrowings greater than L150,000. These borrowings are guaranteed by Kevin o'Brien, our principal stockholder and executive officer (limited to L50,000) and Eric o'Brien, a member of the Board of Directors and stockholder (limited to L160,000).

At February 28, 2002, we have a factoring agreement with IGF Invoice Finance Limited for a L750,000 line of credit. The borrowings are based on a percentage of eligible accounts receivable. Under the terms of the agreement, we pay interest at 2.25% above the base rate (6.25% at February 28, 2002). Borrowings under the line are secured by all of our assets and are guaranteed by Kevin o'Brien our principal stockholder and executive officer (limited to L150,000).

Neither the agreement with National Westminster Bank plc nor that with IGF Invoice Finance Limited impose financial tests upon the company.

At February 28, 2002 we had bank borrowings of $215,784 and negative working capital of $82,464. We anticipate we will increase our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

As of February 28, 2002 our principal commitment is an obligation of approximately $621,000 in future lease payments for our warehouse and office space under a non-cancellable operating lease with Eric o'Brien, a member of the Board of Directors and stockholder.

         We can continue to trade using existing resources but these will not allow the company to realize its full potential. To do so we anticipate requiring additional cash in the order of $600,000 this year to support the growth in working capital (accounts receivable and inventory) and to fund potential acquisitions of complementary businesses. We have added two people to our sales team since February 28, 2002 (annual cost of approximately $60,000) and expect to continue to need further personnel as we seek aggressively to increase our sales and market penetration based on the continued development of the iNLiTE range of computer products and related services. We are considering a variety of funding alternatives including the issuance of equity securities. If we are unable to secure sufficient funding, we shall be unable to develop or enhance our products and services, take advantage of business opportunities, respond to competitive pressures or grow our business as we hope with the consequent negative effect on our business, financial condition and results of operations.

                             DESCRIPTION OF BUSINESS

         Overview


         We are a single-source provider of IT products, services and support to mid-sized companies, colleges, universities and primary schools located primarily in the United Kingdom. We were formed in 1995 as an authorized reseller of computer hardware and software products, and since 1997 have been developing our private label brand of computer hardware and offering related IT services. To date, most of our net sales have been derived from resale of brand name IT product sales. For the year ended February 28, 2002, resales of brand name products were 40.9% of total revenue and sales of iNLiTE name products were 47.2% of total revenue.


         Industry Background

         Many organizations have become increasingly dependent on the use of IT as a competitive tool in today's business and education environments. The need to access and distribute data on a real-time basis throughout an organization and between organizations has led to the rapid growth in network computing infrastructures, which connect numerous and geographically dispersed end users via local and wide area networks. This growth has been driven by the emergence of industry standard hardware, software and communications tools, as well as the significant improvement in the performance, capacity and utility of such network-based equipment and applications.

         The acquisition, deployment and implementation of computer networks has, however, become increasingly complex for large organizations due to rapid and continual change in IT. Organizations must determine: (i) the type of PC platform, computer peripherals, and software applications to purchase among a vast array of product offerings; (ii) the optimal design of the network, allowing for both the integration of new systems and the upgrade of and migration from existing systems; and (iii) the level of ongoing support required by the network and end users. As organizations rely more heavily on IT as a key component of their operations and as end users demand the latest technologies, management information systems departments must continually adapt to rapid change and the increasing complexity of designing, implementing and maintaining networks and related applications.

         As a result of the rapid changes in the IT products market and the risks associated with large capital expenditures, organizations increasingly rely on companies which offer and have knowledge of a wide variety of networking products and the ability to perform related technical services in a cost-effective manner. Such organizations increasingly require MIS personnel with diverse technology skill sets in order to effectively adapt to such constant change. As a result, the costs of hiring, maintaining and continually educating an MIS department have grown significantly as demand for qualified personnel has intensified. These factors have motivated organizations to focus their resources on their core businesses and seek the expertise of independent providers of IT products and services.

         Strategy

         We believe that by working with a single-source provider of IT products, services and support, organizations will be able to adapt more quickly to technological changes and reduce their overall IT costs. Those companies which provide a broad range of product and service offerings, including network consulting, workstation support, training, installation and IT staffing services, as well as the ability to work as integral members of their clients' internal management information system teams, should be well positioned to capitalize on the anticipated growth of the IT products and services industry.

         Our primary business objective is to become a leading single-source provider of high-quality IT products, services and support in our target markets. To this end, we intend to pursue the following strategies.

         Expand Offerings of iNLiTE Products

         We have successfully developed our own range of computer hardware, which is marketed under the iNLiTE brand. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. The iNLiTE brand is now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.

         Leverage Complementary Businesses

         We intend to continue to combine the expertise of our technical personnel with our strong product procurement capabilities to provide comprehensive IT solutions to mid-sized companies, and educational institutional. Since our inception, we have operated as an authorized reseller of IT equipment from leading manufacturers. We have established alliances with major manufacturers of computer hardware and software so that we may provide our customers with competitive pricing, ready product availability and value-added services such as product configuration, testing, warehousing and delivery. We have also developed related IT services and currently offer network consulting, workstation support, training and temporary IT staffing services. We believe that our ability to provide a broad range of technical services, coupled with our traditional strength in satisfying our clients' hardware requirements, enables us to strengthen long-term relationships with our existing clients and affords cross-selling opportunities with new and existing clients.

         Vendor Relationships and Procurement


         During fiscal 2002 and 2001, iNLiTE had relationships with a variety of distributors of brand name IT products. We were a reseller of selected product lines and single components from major manufacturers, including Toshiba, Hewlett-Packard, Compaq, Fujitsu, Intel, QDI and Kingston.


         Competition

         The markets for our products and services are characterized by intense competition. We believe that the principal competitive factors in the market for IT products and services include price, customer service, breadth of product and service offerings, product availability, technical expertise, the availability of skilled technical personnel, adherence to industry standards, financial stability and reputation. Our competitors include established computer product manufacturers, distributors, computer resellers, systems integrators and IT service providers.

Many of our current and potential competitors have longer operating histories and financial, sales, marketing, technical and other resources substantially greater than those of iNLiTE. As a result, our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than iNLiTE to the development and sales of IT products and the provision of IT services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors or our customers, offer new or improved products and services to our customers or increase their efforts to gain and retain market share through competitive pricing. As the market for IT products has matured, price competition has intensified and is likely to continue to intensify and has resulted in continued industry-wide downward pricing pressure. In addition, competition for quality technical personnel has continued to intensify, resulting in increased personnel costs for many IT service providers. We believe there are low barriers to entry into our markets which enable new competitors to offer competing products and services.

         We believe that we compete with our competitors by providing a single-sourced solution for our customers' IT products and services needs and by providing a wider range of high quality services to the management information system departments and end users of our clients. We also believe that we distinguish ourselves from our competition on the basis of our technical expertise, competitive pricing, vendor alliances, direct sales strategy and customer service orientation. Based on the level of our recurring business with many of our large customers, we believe that we compare favorably to many of our competitors with respect to the principal competitive factors set forth above.

         PRODUCTS

         Resale

         We are a reseller of IT products of leading hardware manufacturers and software developers. Such products include personal computers, servers, networking equipment and applications software. Through established vendor alliances with major aggregators of computer hardware and software, we provide our customers with competitive pricing and value-added services such as product configuration, testing, warehousing and delivery. We resell products of industry-leading manufacturers of computer hardware, software and networking equipment. Such manufacturers include:

            Toshiba
            Compaq
            Hewlett-Packard
            Intel
            Fujitsu

         In addition, our product configuration and testing services allow us to customize orders to the needs of customers, thereby ensuring quality control by minimizing the possibility of delivering defective or improperly configured equipment. This is accomplished by our ability to provide uniform and consistent configuration and loading of network and system applications.

         iNLiTE COMPUTERS

         We have successfully developed our own range of computer hardware, which is marketed under the iNLiTE brand. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. The iNLiTE brand is now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.


         We have been encouraged by the success of the iNLiTE products and are actively promoting these products both with established and new customers with the intention of making it the highest growth sector within our company. For the year ended February 28, 2002, 47.2% of our revenue was derived from iNLiTE sales figure which was 30.5% at February 2001 with over 3600 units being supplied on a yearly basis.


         The production process of iNLiTE hardware includes rigorous quality testing leading to minimal returns and failure rate. On-going product development ensures that iNLiTE products provide the most up to date and current technology. Component changes are carefully assessed and only implemented if there is reliability, cost effectiveness and adequate product lifecycle.

         Anti-Virus

         We are an authorized reseller of anti-virus applications for Network Associates International, a leading vendor worldwide of anti-virus products that provides us access to margin healthy products and a unique selling cycle.

         Anti-Virus software is deployed to networks to safeguard against virus infection. As a result of increased electronic traffic being channeled through intranets and the internet, virus infections can infect a high number of networks within a very short time. The main route of infection has moved from media to e-mail which because of the speed of infection requires proactive decisions concerning the latest anti-virus inoculate software available. Close contact with our vendor provides our staff with the highest quality of product knowledge and sales training.


         The market for anti-virus products is rapidly changing and requires up to date products to satisfy customers' needs for inoculate and quarantined anti-virus applications to protect networks. Virus applications sold by the Company have two year term licenses between the manufacturer and customer, therefore after two years the customer must review and renew to ensure network security.


         Network Management Services

         A total turnkey solution mainly aimed at the education sector. The principle elements offered are the supply, installation and configuration of network systems together with on site and remote hardware support contracts. ISP, bundling of ranger networked management and administration software is also provided. The broad range of essential facilities for MIS within education included within the overall package are:

      1. Overview Network Management Services - designed to deliver a complete range of installation, configuration and management facilities targeted at easing the set-up of new MIS facilities and ongoing network management for our clients in the education sector. We analyze the specific requirements of each customer and provide a host of modular services that are designed to work in conjunction with the client's existing MIS resources.

      2. Ranger for Networks - a security and administration system that enables the customer to run a secure, manageable and cost effective network without compromising network performance or security.

      Unlike restrictive security shells which impair the usability of the Windows interface, Ranger allows a machine to be secured against unauthorized changes while still maintaining the full "look and feel" of Windows. Network management and monitoring tools provide live views of user, machine and network activity, which combined with Ranger's remote control, activity logging, quota management, account management and network analysis tools give the control needed to effectively administer networks of all sizes. Ranger is designed to run on Windows NT, 2000 and Novell networks.

      3. Remote Diagnostics/Net Support Manager- enables connection to the customer's LAN via remote connectivity thus enabling the Overview Network Management Team to delivery a remote service which includes diagnosing faults, assisting with the preventative diagnosis systems and walking the customer through faults diagnostics and fix procedures. Net Support Manager actively corrects software and system administration issues and offers a direct window into hardware faults.

      4. Ranger Remote Control allows teachers and support staff to display their PC's screen on any or all of their students' PC screens without the need for expensive video splitters or additional cabling. Teachers can view and control students' screens remotely and project either their own or someone else's screen around a room for interactive demonstrations. By allowing teachers to monitor, interact with and assist students remotely, networks can be used for whole-class teaching to interactively assist in the delivery, control and assessment of ICT curriculum.


      5. On-site Hardware Support of iNLiTE Products - Although the manufacturers provide three-year support packages, we also provide an additional optional warranty covering both personal computer and server platforms. As part of this package, we are committed to delivering a proactive next business day solution and ensuring that our customers have access to a level of support reducing system down time to a minimum.


      Network Management Services is a move forward for the company which is continually seeking to add value and continued service rather than the simple supply and installation of hardware units. We believe the sale of network managing services provides us access to improved margins and we have targeted the education sector as an area of maximum growth.

      Technical Service and Support

      We have developed an experienced and competent technical team and are able to offer service and support for all of our products. There is increasing demand for general IT resources, training and recruitment of skilled technicians. With increasing frequency we are asked to supply temporary contract staff to support customer's own internal resources and assist with peak installation and support requirements. We believe this valuable service gives us a competitive edge and will become a profitable additional source of income with significant margins. The intention is to further expand the technical team ensuring a continued high quality of service.

      Value Added Service

      The core `value-added service' offered by iNLiTE covers the reconfiguration of hardware which enables immediate implementation of systems upon arrival and installation. Value added services are comprised of a host of services including asset registry, support, systems drive imaging, software registration, delivery and installation.


SUPPLIERS RELATIONSHIPS AND MANUFACTURING

      Our major component, hardware and technology suppliers are listed below:


            Northamber plc
            KMS
            Ideal Hardware
            Hugh Symmonds IT



SALES AND MARKETING

      We currently focus our sales and marketing efforts on mid-sized corporations and educational institutions in our target markets through our marketing staff. We believe that our sales and support personnel provide effective account penetration and management, enhanced communications and long-term relationships with our existing clients. To date, we have focused our sales and marketing efforts on blue chip and mid-sized companies as well as educational institutions located in the United Kingdom. Given the concentration of corporations and educational institutions in such region, we do not anticipate the need to expand the geographic scope of our sales and marketing efforts outside of our traditional sales area in the near future.

      Our marketing staff is responsible for coordinating the various sales and technical personnel that may be required in soliciting a particular project. Our marketing efforts include the creation and production of brochures, telemarketing, direct mail programs, new business marketing, comprehensive website detailing the range of products and services, targeted advertising campaign using appropriate trade journals, educational papers, etc., attendance at major trade exhibitions, traditional face to face approaches by the experienced sales team, strategies, and sales presentation materials for prospects. We are recently added a database to our website gives our customers the ability to purchase our products and services online.


CUSTOMERS


      During 2001/2, we had approximately 170 customers that purchased products from us or utilized our technical services. Our major customers include:


            Gehis Ltd. (Lloyds Chemists)

            Moss Pharmacy (Uni-Chem)


            Vosper Thornycroft


            Fleet Support Ltd

            Vision Express

            Wymondham College


            Bridgwater College


            Richard Huish College

            Harrow College

            Homerton College

            Coleg Gwent

            East Birmingham College


GOVERNMENT REGULATION

      We have not been materially impacted by existing government regulation and are not aware of any potential government regulation that would materially effect our operations.


CORPORATE HISTORY

      We incorporated in the State of Delaware on August 7, 2001 and acquired our operating subsidiary, CopyData Limited, effective on August 9, 2001. CopyData Limited was formed and commenced operations on September 25, 1995. Effective January 8, 2002, we changed the name of CopyData Limited to iNLiTE Computers Limited.


EMPLOYEES

      We have 15 full-time employees. Of these, 2 are in management, 6 are in sales/ marketing, 3 are in administration and 4 are in production/technical services.


PROPERTIES


      Our headquarters are located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 3200 square feet of leased space under a lease that ends in April 30, 2018. Annual lease rent under the lease is approximately $41,000.


      Our administrative offices are located at Unit 15, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 1800 square feet of space which we lease on a quarter to quarter basis. Quarterly lease rent is approximately $6,400.

      We have additional storage facilities located at Unit 19, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 600 square feet of space which we lease on a month to month basis. Monthly rent is approximately $300.

      We believe the space occupied by our staff is adequate for our current needs.


                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

      Our directors, executive officers and other significant employees and their ages and positions are as follows:


Name of Individual  Age   Position with company and subsidiaries

Eric O'Brien        66    Director and Chairman of the Board
Kevin O'Brien       36    Director and President
Richard Hands       62    Director, Secretary and Treasurer



       ERIC O'BRIEN has been Chairman of the Board and a director of iNLiTE since its formation in August 2001. From 1975 to 1997, Mr. O'Brien was the principal owner and officer of Tristar Cars and Tristar Coach line, a VIP transport business serving airline and corporate customers that was founded by Mr. O'Brien. Under Mr. O'Brien's guidance, Tristar grew from a $380,000 per year business with a fleet of 5 vehicles to a $19,000,000 with more than 300 company-owned vehicles. Mr. O'Brien sold a controlling interest in Tristar to a syndicate of businessmen headed by Charles Dunstan in 1997. Mr. O'Brien has served as a consultant to our operating subsidiary iNLiTE Computers Limited.

       KEVIN O'BRIEN has been President and a director of iNLiTE since its formation in August 2001. Mr. O'Brien has served as Chief Executive Officer to our operating subsidiary iNLiTE Computers Limited since September 1995.

       RICHARD HANDS has been Secretary and Treasurer of iNLiTE since November 2001. From May 1998 to October 2001, Mr. Hands served as a Senior Business Advisor under the Business Link program of Sussex Enterprise in which capacity he provided advice to a variety of small business enterprises. From August 1992 to October 1996, Mr. Hands was Group Managing Director for the AGI Group, a manufacturer of electronic equipment for the defense industry.

       The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors. Eric O'Brien, who serves as a director and our Chairman of the Board is the father of Kevin O'Brien, a director, and our President and Chief Executive Officer of iNLiTE.

DIRECTOR COMPENSATION

      We have no established compensation arrangements with our directors but directors may be reimbursed for their reasonable expenses incurred in connection with the attendance at board and committee meetings.


                             EXECUTIVE COMPENSATION


      The following table details information for iNLiTE for each of the fiscal years ended February 28, 2002, 2001 and 2000 concerning compensation of:



     - all individuals serving as our chief executive officer during the fiscal years ended February 28, 2002, 2001 and 2000; and



     - each other executive officer or key employee whose total annual salary and bonus exceeded $100,000 for the fiscal years ended February 28, 2002, 2001 and 2000:



SUMMARY COMPENSATION TABLE


                                                                    Other Annual
                                       Annual Compensation          Compensation
                                            Salary      Bonus
Name and Principal Position        Year       ($)         ($)          ($)
Kevin O'Brien, President and       2002     $86,000        $0        $7500*
   Chief Executive Officer         2001     $52,000        $0        $7500*
                                   2000     $57,000        $0        $5000**


* Includes health insurance premium of $1,000 and $6500 for lease of a vehicle.
** Includes health insurance premium of $1,000 and $4000 for lease of a vehicle.


EMPLOYMENT AGREEMENTS

      We have not entered into any employment agreements.

      STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options during the fiscal year ended February 2001.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


INDEMNIFICATION

      Our Certificate of Incorporation and Bylaws provide that none of our directors shall have any personal liability to iNLiTE or its stockholders for breach of fiduciary duty as a director, except:

          - for any breach of the director's duty of loyalty to iNLiTE or its stockholders;

          - for acts or failures to act not in good faith or which involve intentional misconduct or a knowing violation of law;

          -    under Section 174 of the Delaware General Corporation Law; or

          - for any transaction from which the director obtained an improper personal benefit.

      As a result of this provision, iNLiTE and our stockholders may be unable to obtain money damages from a director for certain breaches of his fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, non-monetary remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

      Our bylaws also provide for the protection from liability of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Protection from liability may include, if we so decide, the right of the protected party to be paid expenses in advance of any proceeding for which protection from liability is available, provided that the payment of these expenses incurred by a director or officer in advance of the final outcome of a proceeding may be made only upon delivery to us of a pledge in writing by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be protected from liability. In addition, our certificate of incorporation provides that our employees and other agents may be protected from liability consistent with the Delaware General Corporation law to the extent determined by our board of directors in its sole discretion.

      To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      We currently lease office and warehouse space located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, under a Lease between Eric O'Brien and CopyData Limited, relating to Unit R17, Raleigh Court, Priestly Way, Crawley, West Sussex, dated May 1, 1997. The lease terminates on April 30, 2018. Annual rent under the lease is approximately $41,000. As of February 28, 2002, our principal commitment is our obligation under the lease for approximately $621,000 in future lease payments for our warehouse and office space. Eric O'Brien, the Lessor under the lease, serves as our Chairman of the Board and is Kevin O'Brien's father. Kevin O'Brien is our President, Chief Executive Officer and a member of the Board of Directors. Payments under the Lease for years ended February 28, 2002 and 2001 were approximately $41,000 and $28,000, respectively. This lease was negotiated at arms length and the rent equates to approximately $13 per square foot per annum. The rent of our other unit in the same block from a third party equates to $14 per square foot per annum.




      We do not have nor are we considering any other contracts with related parties. Should the occasion arise in the future we would follow the principal of negotiation at arms length at appropriate market rates.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


      The following table details certain information regarding ownership of our common stock as of August 16, 2002, and as adjusted to reflect the sale of the shares offered by each person known by us to own beneficially more than 5% of the outstanding common stock, by each person who is a director of the company, by each person listed in the Summary Compensation Table above and by all directors and officers of the company as a group.



      The information contained in the table was provided by the persons listed. The calculations are based on 9,000,000 shares of common stock outstanding on August 16, 2002.



                                               Percent of Shares Beneficially Owned
                                               --------------------------------------
                                                                  After Offering
                             Number of Shares     Before       if all Shares Offered
   Name and Address         Beneficially Owned   Offering       are Purchased

Kevin O'Brien                  6,051,500          67.2%             67.2%
c/o iNLiTE Computers
Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

Eric O'Brien                     150,000           1.7%            1.7%
c/o iNLiTE Computers
Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

Richard Hands                          0           0%               0%
c/o iNLiTE Computers
Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

All Directors and Executive    6,201,500          68.9%             68.9%
Officers as a Group (3
persons)

                            DESCRIPTION OF SECURITIES


      iNLiTE is currently authorized to issue 50,000,000 shares of common stock, of which 9,000,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding. There are 28 shareholders of record.



COMMON STOCK

      Holders of our common stock are entitled to one vote for each share of record on all matters which stockholders are entitled to vote, including the election of directors. At our annual meeting, the stockholders elect the directors by a plurality vote. Holders of our common stock are entitled to receive, if authorized by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for these purposes, subject to any dividend rights of holders of our preferred stock. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share on a pro rata basis in the assets available for distribution, subject to the rights of the holders of our preferred stock, if any. Registered stockholders may transfer their shares by surrendering to our transfer agent their share certificates properly endorsed or accompanied by proper evidence of that the shares have been transferred to them or that they authority to transfer the shares.


PREFERRED STOCK

      The Certificate of Incorporation of iNLiTE authorizes the issuance of 1,000,000 shares of preferred stock. No shares of preferred stock are outstanding, and we have no plans to issue a new series of preferred stock. Our Board of Directors may, without stockholder approval, issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, establish and designate any such series and fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company, but also may negatively affect the rights of holders of our common stock by placing restrictions upon payments of dividends to holders of our common stock or by diluting the voting power of such holders.


TRANSFER AGENT

       iNLiTE's transfer agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.


                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of common stock in the open market may adversely affect the market price of our common stock. We have 9,000,000 shares of common stock outstanding. Of the shares of common stock outstanding, the 2,500,000 shares offered hereby will be available for immediate sale in the public market as of the date of this prospectus, except that any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally may be resold in the public market only in compliance with the provisions of Rule 144 other than the holding period required by Rule 144. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold unless they are either registered under the Securities Act or an exemption from registration is available, or they are sold in compliance with Rule 144.

      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a controlling person, may sell within any three-month period a number of shares of common stock that does not exceed a maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of iNLiTE's common stock or the average weekly trading volume in the common stock during the preceding four weeks. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years, would be entitled to sell those shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.



                              SELLING STOCKHOLDERS

      The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. The selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 9,000,000 shares of our common stock outstanding as of August 16, 2002.


                               SHARES            NUMBER OF            SHARES
                           OWNED PRIOR TO       SHARES WHICH       OWNED AFTER
                            THE OFFERING       MAY BE SOLD IN      THE OFFERING
                       ---------------------   --------------  --------------------
NAME                     NUMBER      PERCENT   THIS OFFERING   NUMBER      PERCENT
-----------------      ---------    ---------  --------------  ------      --------
Colin Frazer            200,000       2.22%       200,000         0           0
Robert Manning          200,000       2.22%       200,000         0           0
Richard Jones           200,000       2.22%       200,000         0           0
Ian Coupland            200,000       2.22%       200,000         0           0
Philip Drazen           200,000       2.22%       200,000         0           0
Ian Brill               200,000       2.22%       200,000         0           0
Stephen Jackson         200,000       2.22%       200,000         0           0
Nigel Manning           200,000       2.22%       200,000         0           0
Gillian Barrow          200,000       2.22%       200,000         0           0

                               SHARES            NUMBER OF            SHARES
                           OWNED PRIOR TO       SHARES WHICH       OWNED AFTER
                            THE OFFERING       MAY BE SOLD IN      THE OFFERING
                       ---------------------   --------------  --------------------
NAME                     NUMBER      PERCENT   THIS OFFERING   NUMBER      PERCENT
-----------------      ---------    ---------  --------------  ------      --------
Geraldine Levine        200,000       2.22%       200,000         0           0
Susan Marshall          200,000       2.22%       200,000         0           0
Acrobat Ltd.            300,000       3.33%       300,000         0           0


                              PLAN OF DISTRIBUTION

      The selling stockholders, including any donees or pledgees who receive shares from a selling stockholder named above, may offer their shares of common stock at various times in negotiated transactions or otherwise, or on any securities exchange where our common stock may be listed in the future.

      The offering price for the shares has been determined by management without the input of the selling stockholders and their representatives. The selling shareholders will sell at a price of $0.31 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

      The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for which they acted as agents or to whom they sold the shares as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

      The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

      iNLiTE has agreed to pay all fees and expenses in connection with preparing and filing this prospectus and the registration statement of which the prospectus forms a part. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

      iNLiTE has agreed to protect from liability the selling stockholders and any underwriter of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders, each individually and not jointly, will protect iNLiTE against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to protect from liability any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus and other legal matters relating to this offering will be passed on by Piper Rudnick LLP, New York, New York.


                                     EXPERTS


      Our financial statements at February 28, 2002 and for the years ended February 28, 2002 and 2001 appearing in this prospectus and in the registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors as indicated in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt as to our ability to continue as a going concern as described in Note 3 to the financial statements) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.



                       WHERE YOU CAN GET MORE INFORMATION

      This prospectus forms part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the shares and contains all the information which we believe is significant to you in considering whether to make an investment in our common stock. We refer you to the Registration Statement for further information about us, our common stock and this offering, including the full texts of exhibits, some of which have been summarized in this prospectus. At your request, we will provide you, without charge, a copy of any exhibits to the Registration Statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                        c/o iNLiTE Computers Incorporated
                                     Unit 17
                                    The Arena
                                  Raleigh Court
                               West Sussex RH102PD
                                 UNITED KINGDOM
                               011 44 1293 526 060
                               Attn: Kevin O'Brien

      Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and will file reports and other information with the SEC as required under the Exchange Act. Such reports and other information filed by iNLiTE are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20459. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY


                                      Index

                                                                         Page
                                                                         ----
Independent Auditor's Report                                              F-1

Consolidated Balance Sheet as of February 28, 2002                        F-2

Consolidated Statements of Operations and Comprehensive Loss
   for the Years Ended February 28, 2002 and 2001                         F-3

Consolidated Statements of Stockholders' Equity (Deficiency) for the
   Years Ended February 28, 2002 and 2001                                 F-4

Consolidated Statements of Cash Flows for the Years Ended
   February 28, 2002 and 2001                                             F-5

Notes to Consolidated Financial Statements                                F-7

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
iNLiTE Computers Incorporated and Subsidiary

         We have audited the accompanying consolidated balance sheet of iNLiTE Computers Incorporated and Subsidiary as of February 28, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficiency) and cash flows for the years ended February 28, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iNLiTE Computers Incorporated and Subsidiary as of February 28, 2002 and the results of their operations and their cash flows for the years ended February 28, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has sustained net losses for the years ended February 28, 2002 and 2001 and has a working capital deficiency at February 28, 2002 that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 to the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
June 21, 2002
                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                           Consolidated Balance Sheet
                                February 28, 2002

                                 ASSETS (Note 6)
Current assets:
   Cash                                                             $     1,237
   Accounts receivable, net of allowance for doubtful
     accounts of approximately $11,000                                  799,598
   Inventory                                                            271,338
   Deferred offering costs                                              100,223
   Prepaid expenses and other current assets                             27,648
                                                                    -----------
           Total current assets                                       1,200,044

Property and equipment, net (Notes 4 and 7)                             176,914

Security deposit                                                          8,882
                                                                    -----------
                                                                    $ 1,385,840
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Note payable - bank (Note 5)                                     $   215,784
   Due to factor (Note 6)                                               401,283
   Current portion of capital lease obligations (Note 7)                 11,119
   Accounts payable                                                     459,405
   Due to stockholder (Note 8)                                           24,876
   Accrued expenses and other current liabilities                       170,041
                                                                    -----------
           Total current liabilities                                  1,282,508

Capital lease obligations (Note 7)                                        5,038

Commitments (Note 12)

Stockholders' equity:
   Preferred stock - $.001 par value:
     1,000,000 shares authorized; none issued and outstanding                --
   Common stock - $.001 par value:
     50,000,000 shares authorized; 9,000,000 shares
        issued and outstanding                                            9,000
   Additional paid-in capital                                           553,552
   Accumulated deficit                                                 (464,244)
   Accumulated other comprehensive loss                                     (14)
                                                                    -----------
           Total stockholders' equity                                    98,294
                                                                    -----------
                                                                    $ 1,385,840
                                                                    ===========

                             See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
          Consolidated Statements of Operations and Comprehensive Loss
                 For the Years Ended February 28, 2002 and 2001

                                                 2002               2001
                                             -----------        -----------
Net sales (Note 10):
   Products                                  $ 7,200,126        $ 7,170,906
   Services                                       69,410                 --
                                             -----------        -----------
           Total net sales                     7,269,536          7,170,906

Cost of goods sold                             6,522,234          6,487,486
                                             -----------        -----------

Gross profit                                     747,302            683,420

Operating expenses                             1,011,571            702,340
                                             -----------        -----------

Operating loss                                  (264,269)           (18,920)

Other expenses:
   Loss on disposition of property and
     equipment                                        --              2,809
   Interest expense                               72,118             67,120
                                             -----------        -----------
        Total other expenses                      72,118             69,929
                                             -----------        -----------

Net loss                                        (336,387)           (88,849)

Other comprehensive loss:
   Cumulative translation adjustment              (4,777)             6,102
                                             -----------        -----------

Comprehensive loss                           $  (341,164)       $   (82,747)
                                             ===========        ===========

Basic and diluted net loss per common
   share attributable to common
   stockholders                              $      .(04)       $      .(01)
                                             ===========        ===========

Weighted average number of shares
   outstanding                                 7,919,977          6,551,500
                                             ===========        ===========

                             See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
          Consolidated Statements of Stockholders' Equity (Deficiency)



                                                                                                 Accumulated
                                              Common Stock           Additional                     Other      Stockholders'
                                         -----------------------      Paid-In     Accumulated   Comprehensive      Equity
                                           Shares        Amount       Capital       Deficit     Income (Loss)   (Deficiency)
                                         ---------     ---------     ---------     ---------      ---------      ---------
Balance, March 1, 2000                   6,551,500     $   6,552     $      --     $ (39,008)     $  (1,339)     $ (33,795)

Net loss                                        --            --            --       (88,849)            --        (88,849)

Cumulative translation adjustment               --            --            --            --          6,102          6,102
                                         ---------     ---------     ---------     ---------      ---------      ---------

Balance, February 28, 2001               6,551,500         6,552            --      (127,857)         4,763       (116,542)

Issuance of Common Stock on
   August 9, 2001 for cash
   (at $.125 per share)                  2,000,000         2,000       248,000            --             --        250,000

Issuance of Common Stock on
   August 9, 2001 for compensation
   and services (at $.125 per share)       448,500           448        55,552            --             --         56,000

Shareholder contribution                        --            --       250,000            --             --        250,000

Net loss                                        --            --            --      (336,387)            --       (336,387)

Cumulative translation adjustment               --            --            --            --         (4,777)        (4,777)
                                         ---------     ---------     ---------     ---------      ---------      ---------

Balance, February 28, 2002               9,000,000     $   9,000     $ 553,552     $(464,244)     $     (14)     $  98,294
                                         =========     =========     =========     =========      =========      =========

                             See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                 For the Years Ended February 28, 2002 and 2001


                                                                  2002           2001
                                                               ---------      ---------
Cash flows from operating activities:
   Net loss                                                    $(336,387)     $ (88,849)
   Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
     Stock-based compensation and services                        56,000             --
     Depreciation and amortization                                26,208         33,290
     Loss on disposition of property and  equipment                   --          2,809
     Change in assets and liabilities:
        Accounts receivable                                      377,970       (485,467)
        Inventory                                                238,773       (222,730)
        Prepaid expenses and other current assets                (17,838)        (9,142)
        Other assets                                               1,251         (2,960)
        Accounts payable                                        (350,487)       325,464
        Accrued expenses and other current liabilities            82,575        (50,534)
                                                               ---------      ---------
           Net cash provided by (used in) operating
              activities                                          78,065       (498,119)
                                                               ---------      ---------
Cash flows from investing activities:
   Proceeds on sale of property and equipment                         --          2,238
   Purchase of property and equipment                            (41,180)       (80,901)
                                                               ---------      ---------
           Net cash used in investing activities                 (41,180)       (78,663)
                                                               ---------      ---------
Cash flows from financing activities:
   Proceeds from (repayments of) note payable - bank, net         (3,715)       193,170
   Proceeds from (repayments of) factor, net                    (413,485)       434,856
   Payments of capital lease obligations                         (13,397)       (17,967)
   Repayments to stockholder, net                                 (8,612)       (38,683)
   Deferred offering costs                                      (100,223)            --
   Proceeds from issuance of common stock and contribution
     of capital                                                  500,000             --
                                                               ---------      ---------
           Net cash provided by (used in) financing
              activities                                         (39,432)       571,376
                                                               ---------      ---------
Effect of exchange rate changes on cash                            3,456          5,375
                                                               ---------      ---------
Net increase (decrease) in cash                                      909            (31)
Cash, beginning of year                                              328            359
                                                               ---------      ---------
Cash, end of year                                              $   1,237      $     328
                                                               =========      =========

                            See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                Consolidated Statements of Cash Flows (Concluded)
                 For the Years Ended February 28, 2002 and 2001

                Supplemental Disclosure of Cash Flow Information

                                                     2002        2001
                                                   -------     -------
Cash paid during the year for:
Interest                                           $72,118     $67,120

      Supplemental Schedule of Non-Cash Investing and Financing Activities

During the year ended February 28, 2001, the Company incurred capital lease obligations of $35,323 for new equipment.

                             See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 1 - Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of iNLiTE Computers Incorporated ("iNLiTE"), a U.S. holding company, and its wholly-owned subsidiary, iNLiTE Computers Limited ("CopyData"), previously named CopyData Limited, a U.K. company (collectively, the "Company"). CopyData is engaged in the supply of computer hardware and related products to educational and corporate markets throughout the United Kingdom. The Company operates as a single segment. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Acquisition

         iNLiTE was incorporated in the State of Delaware on August 7, 2001 and merged effectively on August 9, 2001 with CopyData, a private company incorporated in England.

         Pursuant to this merger, iNLiTE issued 7,000,000 shares of its common stock for all of the common stock of CopyData. As a result of this acquisition, the sole stockholder of CopyData effectively acquired iNLiTE and control thereof. In conjunction with the exchange of shares, the then stockholder of iNLiTE gave 448,500 shares to certain employees and consultants valued at $56,000, the fair market value at the date of issuance. Accordingly, this acquisition has been accounted for as a reverse acquisition for financial statement purposes and the accompanying consolidated financial statements give effect to the merger for all periods presented. In addition, the then sole stockholder sold 500,000 shares of his common stock to outside investors for $250,000, of which he contributed the proceeds to the Company.

Note 2 - Summary of Significant Accounting Policies

         Basis of Presentation

         The financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

         Foreign Currency Translation

         The assets and liabilities of CopyData are translated into U.S. dollars at current exchange rates on the balance sheet date and revenue and expenses are translated at average exchange rates for the respective periods. The net exchange differences resulting from these translations are recorded as a translation adjustment which is a component of stockholders' equity. CopyData's functional currency is the British Pound Sterling.

         Inventory

         Inventory is stated at the lower of cost (first-in, first-out method) or market and consists entirely of finished goods.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

         Deferred Offering Costs

         Professional fees associated with the registration of the Company's common stock have been capitalized and will be charged to stockholders' equity upon the effectiveness of the registration statement. If the registration statement does not become effective, such costs will be expensed.

         Property and Equipment

         Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by accelerated methods over the assets' estimated lives of five years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

         Revenue Recognition

         Products

         The Company recognizes revenue as products are shipped and title passes to the customer. Revenue by category for the years ended February 28, 2002 and 2001 is as follows:

                              2002           2001
                          ----------     ----------
iNLiTE brand hardware     $3,468,365     $2,204,377
Brand name hardware        2,954,015      4,966,529
Software                     777,746             --
                          ----------     ----------
                          $7,200,126     $7,170,906
                         ===========     ==========

         Services

         The Company recognizes service revenue when the service is completed or on a straight-line basis over the life of the contract.

         Shipping and Handling Costs

         The Company includes shipping and handling costs in cost of goods sold.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

         Warranty

         Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.

         Advertising Expenses

         Advertising expenses are charged to operations in the period in which they are incurred. Advertising expenses for the years ended February 28, 2002 and 2001 were approximately $5,000 in each year.

         Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Net Income (Loss) per Common Share

         The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with the basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of stock options, warrants and convertible securities.

         Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At February 28, 2002, management believes the fair value of all financial instruments approximated carrying value.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

         New Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The statement establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities
- Deferral of the Effective Date of SFAS Statement No. 133 - an Amendment of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date of SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. Since inception, the Company has not entered into arrangements that would fall under the scope of SFAS 133 and related interpretations and amendments and thus, the Company believes that SFAS 133 will not significantly affect its financial condition and results of operations.

         In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 provides the SEC staff's views in applying accounting principles generally accepted in the United States of America to selected revenue recognition issues. The Company has implemented the guidance in SAB 101 for all periods presented.

         On June 29, 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), was approved by the FASB. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets, arising from these business combinations, will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The adoption of SFAS 141 will not have an effect on the earnings and financial position of the Company.

         On June 29, 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), was approved by the FASB. SFAS 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, will cease upon adoption of this statement. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS 142 will not have an effect on the earnings and financial position of the Company.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

         New Accounting Pronouncements (Continued)

         In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

         In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. The Company is currently assessing the impact of this new standard.

Note 3 - Going Concern

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained net losses of approximately $336,000 and $89,000 for the years ended February 28, 2002 and 2001, respectively, and has a working capital deficiency of approximately $82,000 at February 28, 2002, which raises substantial doubt about its ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon positive cash flows from operations and financing from the issuance of equity or debt securities. Without such financing, the Company may not be able to meet its working capital requirements. The Company plans on expanding its business by hiring additional sales and technical personnel and increasing their customer base with the continued roll-out of new products and services. The Company is also seeking financing through the issuance of equity securities. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue in existence.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 4 - Property and Equipment

At February 28, 2002, property and equipment consists of:

Machinery and equipment                                       $ 96,787
Vehicles                                                        48,322
Furniture and fixtures                                          28,314
Leasehold improvements                                          65,569
Capitalized equipment                                           49,572
                                                              --------
                                                               288,564
Less:  Accumulated depreciation and
  amortization                                                 111,650
                                                              --------
                                                              $176,914
                                                              ========

Note 5 - Note Payable - Bank

         CopyData has a L150,000 (approximately $213,000 at February 28, 2002) line of credit agreement with a commercial bank. Under the terms of the agreement, CopyData pays interest at 2.25% above the base rate (6.25% at February 28, 2002) on all amounts up to L150,000 and 4.25% above the base rate (8.25% at February 28, 2002) on all permitted borrowings greater than L150,000. These borrowings are guaranteed by the principal stockholder (limited to L50,000) and another stockholder (limited to L160,000) of the Company.

Note 6 - Due to Factor

         CopyData has a financing agreement with a commercial factor for a maximum L750,000 line of credit (approximately $1,066,000 at February 28, 2002). The borrowings are based on a percentage of eligible accounts receivable. Under the terms of the agreement, CopyData pays interest at 2.25% above the base rate (6.25% at February 28, 2002). Borrowings under the line are secured by all of CopyData's assets. These borrowings are guaranteed by the principal stockholder (limited to L150,000).

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 7 - Capital Lease Obligations

         At February 28, 2002, capital lease obligations consist of:

Capital lease obligation payable in quarterly installments of approximately $2,600, including interest of 17% and maturing in July
  2003; secured by specific equipment with a carrying
  value of approximately $20,000                                           $15,878

Capital lease obligation payable in monthly installments of
  approximately $500, including interest of 13% and maturing in June
  2002; secured by specific equipment with a carrying
  value of approximately $8,000                                              2,029
                                                                           -------
                                                                            17,907
Less:  Amount representing interest                                          1,750
                                                                           -------
                                                                            16,157
Less:  Current portion                                                      11,119
                                                                           -------
                                                                           $ 5,038
                                                                           =======

Note 8 - Due to Stockholder

         Amounts due to stockholder are non-interest bearing and due on demand.

Note 9 - Income Taxes

         The provision for (benefit from) income taxes and a reconciliation of the United States income tax rate to the effective tax rate is as follows:

                                                   2002                           2001
                                         ------------------------       ------------------------
Statutory U.S. income tax rate           $(114,288)          34.0%      $ (30,210)          34.0%
Income tax rate differential between
   the United States and the United
   Kingdom                                  47,060          (14.0)         12,439          (14.0)
Change in valuation allowance               73,998          (22.0)         26,217          (30.0)
Other                                       (6,770)           2.0          (8,446)          10.0
                                         ---------           ----       ---------           ----
                                         $      --             --%      $      --             --%
                                         =========           ====       =========           ====

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 9 - Income Taxes (Continued)

         The tax effects of temporary differences that gave rise to the long-term deferred tax assets at February 28, 2002 are as follows:

Net operating loss carryforward     $ 106,432
Less: Valuation allowance            (106,432)
                                     --------

                                     $      -
                                     ========

         Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         At February 28, 2002, CopyData has a net operating loss carryforward in the United Kingdom of approximately L374,000 (approximately $532,000 at February 28, 2002) that can be carried forward indefinitely. CopyData has fully reserved the tax benefit of the net operating loss carryforward temporary difference because the likelihood of realization is uncertain.

Note 10 - Concentration of Credit Risk and Major Customers

         Accounts Receivable

         Credit risk with respect to trade receivables is limited because a large number of diverse customers throughout the United Kingdom make up the Company's customer base. The Company controls credit risk through its credit evaluation process, credit limits and monitoring procedures. Bad debt expenses have been insignificant, and generally, the Company does not require collateral or other security to support accounts receivable.

         Major Customers

         Sales to one and two customer(s) accounted for approximately 18% and 35% of the total sales for the years ended February 28, 2002 and 2001, respectively.

Note 11 - Pension Plan

         CopyData has a non-contributory pension plan that covers its executives. Contributions to the plan are made at the discretion of the Board of Directors of the Company. Contributions during the year ended February 28, 2002 were approximately $1,500.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                        Notes to Consolidated Statements

Note 12 - Commitments

         The Company leases its warehouse and office space from a stockholder of the Company under a non-cancellable operating lease which expires in 2018. The Company's future minimum lease payments, excluding escalation charges, are as follows:

Year Ending
February 28,
------------
2003                              $ 41,000
2004                                41,000
2005                                41,000
2006                                41,000
2007                                41,000
2008 and thereafter                416,000
                                  --------
                                  $621,000
                                  ========

         Rent expense charged to operations for the years ended February 28, 2002 and 2001 was approximately $59,000 and $33,000, respectively. Included in rent expense for the years ended February 28, 2002 and 2001 is approximately $18,000 and $5,000, respectively, of amounts paid to an unrelated party on a month-to-month lease.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration:

            Securities and Exchange Commission
            Registration Fee ...........................     $     72.00
            Printing and Engraving Expenses..............      10,000.00
            Accounting Fees and Expenses.................      78,928.00
            Legal Fees and Expenses......................      75,000.00
            Blue Sky Fees and Expenses...................       5,000.00
            Transfer Agent's and Registrar's Fees and
            Expenses.....................................       1,000.00
                                                             -----------
                    Total................................    $170,000.00


ITEM 25.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      iNLiTE is required by its By-Laws and Certificate of Incorporation to protect from liability, to the fullest extent permitted by law, each person that iNLiTE is permitted to protect from liability. iNLiTE's Charter requires it to protect from liability such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

      Section 145 of the Delaware General Corporation Law permits iNLiTE to protect from liability its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of iNLiTE must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of iNLiTE. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

      In derivative actions, iNLiTE may only protect from liability its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to iNLiTE unless, and only to the extent that, the court in which the action was brought so determines.

      iNLiTE's Certificate of Incorporation permits it to protect from liability its directors except in the event of: (1) any breach of the director's duty of loyalty to iNLiTE or its stockholders; (2) any act or failure to act that is not in good faith or involves intentional misconduct or a knowing violation of the law; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) any transaction in which the director received an improper personal benefit.


ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

      The following securities were issued by iNLiTE Computers Incorporated within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). All of these securities are considered to be restricted securities for the purposes of the Act. All certificates representing these issued and outstanding restricted securities of the company contain appropriate text detailing their restricted status and the company has issued "stop transfer" instructions to its transfer agent for these securities.


      1. On August 9, 2001, we entered into a share exchange with the stockholder of CopyData Limited, a company formed under the laws of United Kingdom and Wales ("CopyData"), pursuant to which we issued 7,000,000 shares of our common stock in exchange for 100 shares of CopyData's capital stock, which constitutes all of CopyData's issued and outstanding capital stock. All 7,000,000 shares of our common stock contemplated by the exchange have been issued. Upon the consummation of the share exchange, CopyData became a wholly owned subsidiary of iNLiTE. The issuance of these shares was exempt from the registration requirements of the securities act under Regulation S as a transaction involving an offer and sale made outside of the United States. In conjunction with the exchange of shares, the then stockholder of iNLiTE gave 448,500 shares to certain employees and consultants. All of the persons who received shares were non "U.S. persons" as such term is defined in Rule 902(k)(1) of Regulation S. The transfer by the sole stockholder of 448,500 shares to certain employees and consultants was effected pursuant to Regulation S.


      2. On October 14, 2001, Kevin O'Brien sold 500,000 shares of our common stock owned by him to Acrobat Ltd. No commissions were paid. The purchaser in the private offering was a non "U.S. person" as such term is defined in Rule 902(k)(1) of Regulation S. The sale of these shares was exempt from the registration requirements of the Securities Act as a transaction involving an offer and sale made outside the United States.



      3. On August 9, 2001 we issued 2,000,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $250,000. No commissions were paid. All of the purchasers in the private offering were non "U.S. persons" as such term is defined in Rule 902(k)(1) of Regulation S. The issuance of these shares was exempt from the registration requirements of the securities act under Regulation S as a transaction involving an offer and sale made outside of the United States.



ITEM 27.    EXHIBITS AND SCHEDULES.

     * 2.1 Exchange Agreement dated as of August 9, 2001 between iNLiTE Computers Incorporated and Kevin O'Brien

     * 3.1 Certificate of Incorporation of iNLiTE Computers Incorporated filed with the Secretary of State of the State of Delaware on August 7, 2001

     * 3.2   By-laws of iNLiTE Computers Incorporated

     * 4.1 Form of Common Stock Certificate of iNLiTE Computers Incorporated

     * 4.2 Form of Preferred Stock Certificate of iNLiTE Computers Incorporated

     * 5     Opinion of Piper Rudnick LLP

      10.1 Corporate Banking Services - Advice of Borrowing Terms for Inlite Computers Limited

     * 10.2 Syncline Industrial Properties Limited and Raleigh Court (Discovery Parle) Limited and Audio Connections Limited, Lease, dated 11th December 1998.

     * 10.3 Counterpart Lease between Eric O'Brien and CopyData, relating to Unit R17, Raleigh Court, Priestly Way, Crawley, West Sussex, dated May 1, 1997

     * 10.4 Service Level Agreement between CopyData and Gehis Limited, dated January 4, 2001

     * 10.5 All Assets Debenture given by CopyData in favor of GLE Invoice Finance Ltd. Regarding CopyData Limited, dated June 18, 2001

     * 10.6 GLE Invoice Finance Ltd. Factoring Agreement, executed June 18, 2001

     * 10.7  Form of Subscription Agreement

     * 21    Subsidiaries of the Company

      23.1  Consent of Mahoney Cohen & Company, CPA, P.C.

-----------
* previously filed


ITEM 28.    UNDERTAKINGS.

      The undersigned Registrant undertakes:

      (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or taken as a whole, represent a fundamental change in the information detailed in the Registration Statement; and

            (iii) To include any significant information with respect to the plan of distribution not previously disclosed in the Registration Statement or any significant change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be considered to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be considered to be the initial bona fide offering of the securities.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




      (c) "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

      (d)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of August, 2002.


                                       iNLiTE COMPUTERS INCORPORATED


                                       By /s/ Kevin O'Brien
                                          ------------------------------
                                          Kevin O'Brien, President

      Each person whose signature appears below hereby constitutes and appoints Kevin O'Brien his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                           TITLE                   DATE

/s/ Kevin O'Brien                  Director and President          August 20, 2002
-----------------------------      (Principal Executive Officer)
Kevin O'Brien

/s/ Eric O'Brien                   Director and Chairman           August 20, 2002
------------------------------
Eric O'Brien


/s/ Richard Hands                  Secretary and Treasurer         August 20, 2002
-----------------------------      (Principal Financial and
Richard Hands                      Accounting Officer)